Exhibit 99.1

KEYSPAN
Climate is everything
                                                                           NEWS
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KeySpan Corporation                                       For Immediate Release

Contact: George Laskaris                                      Jody Fisher
         Investors                                            Media Relations
         (718)403-2526                                        (718)403-2503



New York, NY - February 17, 2006 - KeySpan Corporation (NYSE:KSE) today confirmed that it is in discussions with various parties regarding potential strategic combinations.

"We have been pursuing a successful strategy that is working well to serve our customers and deliver shareholder value, and we are well positioned to continue doing so as an independent company," said Robert B. Catell, KeySpan Chief Executive Officer. "However, as our industry has evolved, we believe it is appropriate to explore all alternatives that may be in the best interests of all our stakeholders, particularly the customers we serve."

The Company stated that there can be no assurance that any transaction will occur, or, if one is undertaken, its terms or timing. The Company also stated that it does not expect to disclose developments with respect to discussions unless and until its Board of Directors has approved a definitive transaction or terminated discussions.


A member of Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the largest distributor of natural gas in the Northeast with 2.6 million customers, operating regulated natural gas utilities in New York, Massachusetts and New
Hampshire which do business as KeySpan Energy Delivery. This customer focused business is complemented by the Energy Services business which offers a portfolio of energy-related products, services and solutions to homes and businesses. KeySpan is also the largest owner of electric generation in New York State. We own approximately 6,650 megawatts of generating capacity, which provides power to the 1.1 million customers of the Long Island Power Authority and supplies 25% of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in production, pipeline transportation, distribution and storage. KeySpan has headquarters in Brooklyn, Boston and Long Island.